Exhibit 10.1

EXHIBIT A

PERFORMANCE SHARE GRANT #18

WGL Holdings, Inc.

Omnibus Incentive Compensation Plan

Performance Shares (Series #18) Award

Terms and Conditions

This document sets forth the terms and conditions related to the Series #18 grant of performance share awards under the WGL Holdings, Inc. Omnibus Incentive Compensation Plan (the “Plan”). The following terms have the meanings ascribed below:

“Award Agreement” means the agreement between an award recipient and WGL Holdings, Inc. relating to the grant of performance shares subject to the terms of the WGL Holdings, Inc. Omnibus Incentive Compensation Plan and this document.

“Company” means WGL Holdings, Inc., a Virginia corporation.

“Participant” means a person that has been awarded Performance Shares subject to the terms and conditions set forth in this document and the WGL Holdings, Inc. Omnibus Incentive Compensation Plan.

“Performance Shares” means the target number of performance shares awarded pursuant to an Award Agreement.

“Performance Period” means October 1, 2014 through September 30, 2017.

“Performance Measure” means the annualized total shareholder return (as determined below) compared to the peer group shown on Schedule 1 attached hereto (the “Performance Measure”).

“Plan” means the WGL Holdings, Inc. Omnibus Incentive Compensation Plan.

The Plan provides a complete description of the terms and conditions governing the Performance Shares. If there is any inconsistency between the terms of this document and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this document. All capitalized terms have the meanings ascribed to them in the Plan, unless otherwise indicated herein.

1.        Value of Performance Shares.  Each Performance Share represents and has a value equal to one share of common stock (“Stock”) of the Company.

This document constitutes part of a prospectus covering securities which have been registered under the Securities Act of 1933.                                                                                                  October 1, 2014

2.        Performance Shares Payout and Total Shareholder Return Performance Measure.

The number of Performance Shares to be earned pursuant to an Award Agreement is based upon the Company’s Total Shareholder Return (as defined below) as compared to the Total Shareholder Return of the Company’s peer group (the peer group is identified on Schedule 1 attached hereto) during the Performance Period. The determination of Total Shareholder Return is described below.

Total Shareholder Return	=	Change in Stock Price + Dividends Paid
Beginning Stock Price

“Beginning Stock Price” means the average closing prices as reported on the New York Stock Exchange (the “NYSE”) of one share of the Stock for the thirty (30) trading days ending immediately prior to the first calendar day of the Performance Period. “Ending Stock Price” means the price of one share of Stock as determined at a particular date during the Performance Period. “Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price. “Dividends Paid” means the total of all dividends paid on one share of stock during the Performance Period, provided that dividends shall be treated as though they are reinvested at the end of each calendar quarter. The Company’s Total Shareholder Return will be calculated at the end of each of the four fiscal quarters of the third fiscal year of the Performance Period and a hypothetical payout calculated for each quarter. The results of the four quarterly payouts will be averaged to determine the final payout for the Performance Period.

In connection with the Total Shareholder Return determination (as described above), the Company’s “Percentile Rank” shall be determined as follows:

Percentile Rank	=	Company Rank (from the bottom)
Total number of companies in peer group including the Company

“Company Rank” shall be determined by listing from highest Total Shareholder Return to lowest Total Shareholder Return each company in the peer group (including the Company) and counting up from the company with the lowest Total Shareholder Return. The percent of Performance Shares earned is determined based on the following chart:

Company’s Percentile Rank	Percent of Target Award Earned

90th	200%
70th	150%
50th	100%
25th	50%
Below 25th percentile and WGL dividend increases at least 9% over 3-year period	25%
Below 25th percentile and dividend test not met	0%

Interpolation shall be used to determine the percent of target award earned in the event the Company’s Percentile Rank does not fall directly on one of the ranks listed in the foregoing chart.

3.        Change or Termination of Employment or Service: For purposes of this Section 3, the term “Employer” means the Company or the Company’s subsidiary that employs the Participant, or to which the Participant provides services, on the effective date of the grant. Except as provided below, and subject to the provisions of Section 4 relating to a Change of Control, a Participant is eligible for payment of earned Performance Shares, as specified in paragraph 2, only if the Participant’s employment or service with the Employer continues through the end of the Performance Period, provided however that, a Participant that is an employee of the Company will not be eligible for the payment of earned Performance Shares if the Participant has been demoted from the position he or she held at the date of grant to a position that is below the management level of “director”. Further, a Participant will not be eligible for payment of earned Performance Shares if he or she is suspended from employment with the Employer as of the date of the end of the Performance Period.

Subject to the provisions of Section 4 of this Agreement, if a Participant terminates employment or services with the Employer prior to the end of the Performance Period for any reason, including voluntary or involuntary termination, death, disability or retirement, the Human Resources Committee of the Board of Directors of the Company (the “Committee”), in its sole discretion, may determine that the Participant shall be eligible for that proportion of the number of Performance Shares earned under Section 2 for such Performance Period that his or her number of full months of participation during the Performance Period bears to the total number of months in the Performance Period. In the event of the death of the Participant, the Participant’s designated beneficiary or estate shall be entitled to the Performance Shares under the same conditions as would have been applicable to the Participant.

4.        Change of Control.   In the event of a Change of Control, as defined in the Plan, the number of Performance Shares shall vest pursuant to the terms of the Company’s Change in Control Policy.

5.        Dividends.     The Participant has no right to any dividends with respect to the Performance Shares until the Performance Shares are issued by the Company and delivered to the Participant following the completion of the Performance Period and achievement of the Performance Measure.

6.        Rights as a Stockholder.      The Participant shall have no rights as a stockholder of the Company with respect to the Performance Shares until the Performance Shares have been issued and delivered to the Participant.

7.        Form and Timing of Delivery of Performance Shares.    Delivery of earned Performance Shares to the Participant shall be made in shares of Company Stock. Performance Shares shall be issued to the Participant as promptly as practicable following the close of the Performance Period.

8.        Adjustments.  Subject to Section 4(d) and 8(e) of the Plan, if the Committee determines that any recapitalization, forward or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of stock, stock or cash dividend, other distribution, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants, then the Committee shall, in such manner as it may deem equitable, adjust any of all of the certain specified terms of any Award Agreement. These adjustments may include, among other adjustments, adjustments to the number and kind of shares of stock relating to an Award Agreement (or, if deemed appropriate, the Committee may make provisions for a cash payment with respect to an Award Agreement). In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria of any grant or award under the Plan (including, without limitation, cancellation of outstanding awards or substitution of awards using stock of a successor or other entity) in recognition of unusual or nonrecurring events (including, among other matters, events constituting a Change of Control) affecting the Company or any subsidiary of the Company or the financial statements of the Company or any of its subsidiaries, or in response to changes in applicable laws, regulations or accounting principles.

9.        Tax Withholding.    The Company may deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company or its affiliates, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of an award of Performance Shares.

10.        Share Withholding.  At the discretion of the Company, Participants may be able to elect to satisfy the tax withholding requirement, in whole or in part, by having the Company or any of its subsidiaries withhold Shares having a fair market value equal to taxes required to be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

11.        Limitations on Transferability.      Except as otherwise provided by the Plan or by the Committee, the Participant’s rights to Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. The Participant’s rights under an Award Agreement shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

12.        Beneficiary Designation.     The Participant may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under an Award Agreement is to be distributed in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Secretary of the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

13.        No Right to Continued Employment or Service.  Neither the Plan nor an Award Agreement shall be construed as giving the Participant or any employee or any person the right to be retained in the employ or service of the Company or any of its subsidiaries nor shall it interfere in any way with the right of the Company or any of its subsidiaries to terminate the Participant’s employment or service at any time.

14.      Successors and Assigns.      All obligations of the Company and any of its subsidiaries under the Plan and an Award Agreement, with respect to an award of Performance Units, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise of all of the business and/or assets of the Company.

15.      Administration.       Award Agreements and the rights of Participants are subject to all the terms and conditions of the Plan, as the Plan may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. The Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and any Award Agreement, all of which shall be binding upon the Participant. Any inconsistency between Award Agreements and the Plan shall be resolved in favor of the Plan.

16.      Amendment and Termination of the Plan.  The Plan may be amended or terminated by the Board of Directors of the Company without stockholder approval unless the Board seeks to increase the number of shares of common stock subject to the Plan or stockholder approved is required by law or regulation or under the rules of any stock exchange or automated quotation system on which the common stock is then listed or quoted. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable tax treatment on such approval, although the Board may, in its discretion, seek stockholder approval in any circumstances in which it deems such approval advisable.

17.      Severability.  If any portion of the Award Agreement or the terms and conditions set forth in this document are declared invalid or unenforceable by a court or governmental authority of competent jurisdiction, this shall not affect the validity or enforceability of any remaining portion, which such remaining portion(s) shall remain in full force and effect as if the Award Agreement and/or this document had been agreed to with the invalid or unenforceable portion(s) eliminated.

18.      Miscellaneous.  If the Performance Period ends on a non-trading day, the Performance Period will be deemed to end on the immediately preceding trading day. If the day for any other action to be taken falls on a non-business day for the Company, the period for taking such action will extend through the Company’s next business day.

[Schedule 1 is the provided on the following page]

Schedule 1

Peer Group

Consolidated Edison Inc.

Northeast Utilities

Centerpoint Energy Inc.

AGL Resources Inc.

Pepco Holdings Inc.

Integrys Energy Group Inc.

Atmos Energy Corp.

Vectren Corp.

Piedmont Natural Gas Co.

WGL Holdings Inc.

Southwest Gas Corp.

UIL Holdings Inc.

South Jersey Industries

New Jersey Resources

Northwestern Corp.

Laclede Group Inc.

MGE Energy Inc.

Northwest Natural Gas Co.

Chesapeake Utilities Corp.